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                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
HomeTown Buffet, Inc.:


We consent to the incorporation by reference in the registration statements (Nos. 33-8388, 33-30981, 33-41958, 33-47893, 333-01191 and 333-15857) on Form
S-8 and (No. 333-00663) on Form S-3 of Buffets, Inc. of our report dated February 16, 1996, except as to Note 6 to the consolidated financial statements, which is as of March 8, 1996, relating to the consolidated statements of income, stockholders' equity (deficit), and cash flows for the year ended January 3, 1996, which appears in the Annual Report of Form 10-K of Buffets, Inc. for the year ended December 31, 1997.

/s/ KPMG Peat Marwick LLP

San Diego, California
March 25, 1998


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